Exhibit 3.7

ARTICLES OF MERGER
(Profit Corporations)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

First: The name and jurisdiction of the surviving corporation:

Name	Jurisdiction	Document Number

Kleangas Energy Technologies Inc.	Florida	P12000044141

Second: The name and jurisdiction of each merging corporation:

Name	Jurisdiction	Document Number

KNGS Acquisition, Inc.	Florida	P12000059484

Third: The Plan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

Fifth: Adoption of Merger by surviving corporation

The Plan of Merger was adopted by the shareholders of the surviving corporation on August 15, 2012.

Sixth: Adoption of Merger by merging corporation(s)

The Plan of Merger was adopted by the shareholders of the merging corporation(s) on August 15, 2012.

(Attach additional sheets if necessary)

Seventh: SIGNATURES FOR EACH CORPORATION

Name of Corporation	Signature of an Officer or Director	Typed or Printed Name of Individual & Title

Kleangas Energy Technologies Inc.	/s/ Dennis J. Klein	Dennis J. Klein, President

KNGS Acquisition, Inc.	/s/ Richard S. Astrom	Richard S. Astrom, President